Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Leafly Holdings, Inc. on Form S-1 of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) as of December 31, 2021 and 2020, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 11, 2022